AGETRO COMMODITIES

3rd Floor Canete Bldg., No. 66 Jacinto Street, Davao City

(082)301-7116

Consent of Expert

We hereby consent to the inclusion and reference of our report titled "Semi-Detailed Geological Mapping Report-Parcel 2" dated September 22, 2008, in the Registration Statement on Form S-1, as amended, filed by Oro East Mining Inc. with the United States Securities and Exchange Commission. This report was prepared by Paul S. Ortega, a Licensed Geologist, license to practice in the Republic of the Philippines. We also hereby consent to the use of our name in the Registration Statement and to being named as an expert in the referenced Registration Statement.

Dated: Jan 20, 2012

By: ______________________

Paul S. Ortega/Geologist